						Nicor Gas Company
						Form 10-K
						Exhibit 12.01

Nicor Gas Company
Computation of Consolidated Ratio of Earnings to Fixed Charges
(thousands)

	Year Ended December 31
	2008		2007		2006	2005	2004

Earnings available to cover fixed charges:

Net income	$59,569		$66,277		$58,656	$53,476	$62,106

Add: Income tax expense	30,991		34,197		27,814	26,128	33,108

Fixed charges	38,246		41,000		45,041	43,203	37,555

Allowance for funds
used during construction and other	(62)		(182)		(614)	(1,038)	(363)

	$128,744		$141,292		$130,897	$121,769	$132,406

Fixed charges:

Interest on debt	$35,204		$37,515		$37,665	$36,487	$35,606

Other interest charges and
amortization of debt discount,
premium, and expense, net	3,042	*	3,485	*	7,376	6,716	1,949

	$38,246		$41,000		$45,041	$43,203	$37,555

Ratio of earnings to fixed charges	3.37		3.45		2.91	2.82	3.53

*   The Company adopted FIN No. 48 on January 1, 2007. Accordingly, for 2007 and going forward, the interest included in Fixed charges is only the interest on third party indebtedness. Any interest expense accrued on uncertain tax positions is excluded from the calculation of Earnings. Prior years' calculations were not changed.